Exhibit 99.1

Investor Information: 877-934-4687 investor@kratosdefense.com
Kratos Announces New Director as Part of Ongoing
Board Refresh and Augmentation Process

Brigadier General (Retired) Bobbi Doorenbos to Join the Kratos Board of Directors

SAN DIEGO, April 3, 2024 (GLOBE NEWSWIRE) -- Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a Technology Company in the Defense, National Security and Global Markets, today announced an update related to its Board of Directors. As the result of an ongoing Board augmentation and refreshment process, the Company has appointed Brigadier General (Retired) Bobbi Doorenbos to the Kratos Board of Directors, effective March 28, 2024. General Doorenbos brings significant relevant and diverse experience and expertise to the Kratos Board.

In her nearly 25 years of distinguished military service, General Doorenbos has served in leadership positions in the White House, Headquarters Air Force, and National Guard Bureau. Her experience includes time as a Special Assistant to Vice President Biden for Defense Policy and Intelligence Programs, as a White House Fellow serving alongside the Secretary of Agriculture, and as Military Deputy for Air Force Training and Readiness where she had responsibilities over Air Force’s operational training infrastructure, readiness and reporting, and aircrew management. General Doorenbos also served as the Wing Commander of the 188th Wing, overseeing its transition from the manned A-10 Warthog to the unmanned MQ-9 Reaper, Intelligence Analysis and Targeting missions. Prior to that, she led the 214th Reconnaissance Group at Davis Monthan Air Force Base as it gained MQ-1’s and stood up a Launch and Recovery unit at Fort Huachuca, Arizona. General Doorenbos joined the Air Force as an F-16 pilot, and is one of a small handful of the first women to fly fighter aircraft. As a pilot in both the Sioux City, Iowa and Washington D.C. Air National Guard units, she participated in Operations SOUTHERN WATCH, NOBLE EAGLE, and IRAQI FREEDOM, and has extensive experience at the National Guard Bureau in the Operations, Intelligence, and Requirements/Acquisitions Directorates. General Doorenbos graduated from Iowa State University with a B.B.A. in Finance, then went on to graduate with a M.S. in Strategic Intelligence from the Defense Intelligence Agency’s National Defense Intelligence College, and an Executive MBA from the University of Virginia’s Darden School of

Exhibit 99.1
Business. General Doorenbos has extensive current and previous Board experience, with service on the Boards of the White House Fellows Foundation and Association, the National Guard Association, and STEM Flights, a 501(c)(3) nonprofit organization dedicated to educating high school students about STEM career fields in aviation. She is also a Senior Advisor with The Roosevelt Group, a public speaker, executive coach, and a commercial airline pilot, flying the Airbus 320.

"We are pleased to welcome General Doorenbos to the Company’s Board of Directors. Her appointment reflects the Board’s commitment over the last several years to add directors with important relevant experience to our business and industry," said Amy Zegart, Chair of the Board’s Nominating & Governance Committee. "Bobbi’s depth of knowledge and experience as a defense and intelligence security policy advisor, as well as a military operator and fighter pilot with the Air Force, brings additional and new perspectives into the Kratos Board room. We look forward to working with her as we continue to execute our strategy to be the premier technology, product and software-based company in the defense, national security and global markets.”

Bill Hoglund, Chairman of the Company’s Board of Directors, said, “We welcome Bobbi to the Kratos Board of Directors. Bobbi brings tremendous insights and experience to our board and, along with the other Directors, will be vital to our decision-making processes as we further the Company's momentum as a leading technology provider, driving long-term growth and value creation for all Company stakeholders.”

About Kratos Defense & Security Solutions, Inc.
Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a technology, products, system and software company addressing the defense, national security, and commercial markets. Kratos makes true internally funded research, development, capital and other investments, to rapidly develop, produce and field solutions that address our customers’ mission critical needs and requirements. At Kratos, affordability is a technology, and we seek to utilize proven, leading-edge approaches and technology, not unproven bleeding edge approaches or technology, with Kratos’ approach designed to reduce cost, schedule and risk, enabling us to be first to market with cost effective solutions. We believe that Kratos is known as an innovative disruptive change agent in the industry, a company that is an expert in designing products and systems up front for successful rapid, large quantity, low-cost future manufacturing which is a value-add competitive differentiator for our large traditional prime system integrator partners and also to our government and commercial customers. Kratos intends to pursue program and contract opportunities as the prime or lead contractor when we believe that our

Exhibit 99.1
probability of win (PWin) is high, and any investment required by Kratos is within our capital resource comfort level. We intend to partner and team with a large, traditional system integrator when our assessment of PWin is greater or required investment is beyond Kratos’ comfort level. Kratos’ primary business areas include virtualized ground systems for satellites and space vehicles including software for command & control (C2) and telemetry, tracking and control (TT&C), jet powered unmanned aerial drone systems, hypersonic vehicles and rocket systems, propulsion systems for drones, missiles, loitering munitions, supersonic systems, space craft and launch systems, C5ISR and microwave electronic products for missile, radar, missile defense, space, satellite, counter UAS, directed energy, communication and other systems, and virtual & augmented reality training systems for the warfighter. For more information, visit www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Kratos believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 31, 2023, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.

Press Contact:
Yolanda White
858-812-7302 Direct
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